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                                                                    EXHIBIT 99.3



FOR IMMEDIATE RELEASE

Contact: Elizabeth A. Ventura
         Vice President
         Investor Relations & Corporate Communications
         Zurich Reinsurance Centre Holdings, Inc.
         (212) 898-5050

ZRC TO ACQUIRE RE CAPITAL CORPORATION

(New York, New York, January 12, 1995) - Zurich Reinsurance Centre Holdings, Inc. (NYSE: ZRC) and Re Capital Corporation (NASDAQ: RCAP) today announced they have entered into a definitive agreement for the acquisition of Re Capital by ZRC. Under the terms of the agreement, which was unanimously approved by the board of directors of Re Capital, shareholders of Re Capital's common stock will receive cash consideration of $18.50 per share, and ZRC will assume all obligations under Re Capital's existing 5-1/2% Convertible Debentures, due August 1, 2000, that are not converted into common shares prior to the closing. The transaction, expected to be completed in the first half of 1995, is conditioned upon the receipt of regulatory approvals and the approval of Re Capital's shareholders.

Additionally, John Deere Insurance Group has granted ZRC an option to acquire, at $18.50 per share, its 3,087,598 shares of Re Capital, comprising 43.8% of Re Capital's outstanding shares subject to regulatory approvals. John Deere Insurance Group has agreed to vote its shares in favor of the transaction.

"I am pleased that the terms of the merger recognize the success Re Capital has had in creating a valuable franchise in the reinsurance marketplace. I believe that the combination of these companies will serve to further strengthen the broker distribution channel," said James E. Roberts, President and Chief Executive Officer of Re Capital Corporation.

Steven M. Gluckstern, Chairman, President and Chief Executive Officer of ZRC commented, "We are excited about this transaction and the opportunity it presents ZRC to further our strategic goals by broadening our business in a way that is fundamentally compatible with our underwriting practices. Re Capital, like ZRC, has been a lead underwriter of casualty and property reinsurance and Re Capital's book of short-tail casualty business is complementary to the long-tail casualty lines ZRC writes. We believe this merger represents an attractive and efficient use of ZRC's capital."

Re Capital Corporation, located in Stamford, CT, through its wholly-owned subsidiary Re Capital Reinsurance Corporation,
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provides treaty Reinsurance to domestic property-casualty insurers exclusively through reinsurance intermediaries. Both Standard and Poor's Corporation and A.M. Best's have rated the Company "A." For the nine months ended September 30, 1994, Re Capital Corporation reported net premiums written of approximately $102 million and had at September 30, 1994, statutory capital and surplus of $165 million.

Headquartered in New York City, Zurich Reinsurance Centre Holdings, Inc., through its operating subsidiary, is the principal underwriting affiliate of the Zurich Insurance Company in North American market for traditional property and casualty reinsurance. ZRC is 58% owned by Zurich Centre Investments Limited, a Bermuda-based holding company, and 42% publicly held. The Company holds a claims-paying rating of AA- (excellent) from Standard & Poor's. ZRC writes treaty Reinsurance exclusively through intermediaries and writes facultative reinsurance directly and through intermediaries. The Company has branch facultative offices in Atlanta, Chicago, New York, San Francisco and Stamford. For the nine months ended September 30, 1994, ZRC reported net premiums written of approximately $201 million and had at September 30, 1994, statutory capital and surplus of $600 million.


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